                                                                     EXHIBIT 4.5

                  COMMON UNIT REPLACEMENT ISO OPTION AGREEMENT

                  COMMON UNIT REPLACEMENT ISO OPTION AGREEMENT, dated as of June 30, 2000, by and between SLEEPMASTER HOLDINGS L.L.C., a New Jersey limited liability company (the "Company"), and Thomas Sanfilippo (the "Executive"). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in Section 1.

                  WHEREAS, the Executive is currently a management employee of Crescent Sleep Products Company, a Delaware company ("Crescent"), and the Company desires to grant the Executive certain unit purchase options in accordance with the terms hereof pursuant to the Agreement and Plan of Merger, dated as of June 29, 2000, by and among Crescent, Sleepmaster L.L.C., a New Jersey limited liability company and a subsidiary of the Company, Crescent Acquisition Corp., a Delaware corporation to be merged with and into Crescent (as amended, restated or modified from time to time, the "Merger Agreement") in exchange for certain stock options held by the Executive prior to the transactions contemplated thereby; and

                  WHEREAS, the options so exchanged by the Executive are intended to be Incentive Stock Options for purposes of Section 422 of the Internal Revenue Code of 1986 (the "Code") and the options received pursuant to this agreement are intended to be substituted options for purposes of Code
Section 424;

                  NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement agree as follows:

                  1. DEFINITIONS. As used herein, the following terms shall have the following meanings:

                  "Board" means the Board of Advisors of the Company.

                  "Cause" has the meaning set forth in the Employment Agreement.

                  "Class C Common" means the Class C Common Units, as such term is defined in the Operating Agreement.

                  "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute.

                  "Employment Agreement" means the Employment and Management Securities Agreement among the Company, the Executive and Crescent and certain other parties dated as of the date hereof.

                  "Expiration Date" means the close of business on March 17, 2008, subject to earlier expiration as provided in Section 3.


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                  "Fair Market Value" of each membership interest means the
average of the closing prices of the sales of the Company's membership interests on all securities exchanges on which the membership interests may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day the membership interests are not so listed, the average of the representative bid and asked prices quoted on the Nasdaq National Market System ("Nasdaq NMS") as of 4:00 P.M., New York time, or, if on any day the membership interests are not quoted in the Nasdaq NMS, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which the Fair Market Value is being determined and the 20 consecutive business days prior to such day. If at any time a class of membership interest is not listed on any securities exchange or quoted in the Nasdaq NMS or the over-the-counter market, the Fair Market Value of each membership interest shall be the Fair Market Value of such unit as determined by the Board in its good faith judgment.

                  "Form" means those forms of the Internal Revenue Service used by taxpayers to file federal income tax returns or reports required under the Code or applicable Treasury Regulations promulgated thereunder.

                  "Measurement Date" means the date on which any taxable income resulting from the exercise of an Option is determined under applicable federal income tax law.

                  "Operating Agreement" means the Third Amended and Restated Limited Liability Company Operating Agreement of the Company.

                  "Option" has the meaning set forth in Section 2(a).

                  "Option Agreements" means, collectively, this Agreement and each of the other Common Unit Replacement ISO Option Agreements, each dated as of the date hereof, by and between the Company and each of certain management employees of the Company entered into in connection with the Merger Agreement, in each case as the same may be amended, restated or modified from time to time.

                  "Option and SAR Cancellation Agreement" means the Option and SAR Cancellation Agreement between the Executive and Crescent dated as of June 28, 2000.

                  "Option Units" means, collectively, (i) all Class C Common units issued or issuable upon the exercise of an Option, which amount shall not exceed 95.84Class C Common units in the aggregate, and (ii) any units or other interests of the Company issued with respect to the Class C Common units set forth in clause (i) by way of merger, consolidation, reclassification, unit split, reverse unit split, unit dividend or other recapitalization with respect to the Class C Common units. Option Units shall continue to be Option Units in the hands of any holder other than Executive (including, without limitation, any Permitted Transferee of the Executive), except for the Company, or any transferee in an underwritten public offering registered under the Securities Act. Except as


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otherwise provided herein, each other holder of Option Units will succeed to the rights and obligations attributable to the Executive as a holder of Option Units hereunder.

                  "Permitted Transferee" means those Persons to whom the Executive is authorized to transfer Option Units pursuant to the terms hereof, including those Persons to whom Options may be transferred under Section 2(e).

                  "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a government entity (or any department, agency or political subdivision thereof.)

                  "Registration Rights Agreement" means the Amended and Restated Registration Rights Agreement, dated as of March 3, 1998, by and among the Company, Sleep Investor, LLC and certain other parties thereto.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Securityholders Agreement" means the Amended and Restated Securityholders Agreement, dated as of March 3, 1998, by and among the Company, Sleep Investor, LLC and certain other parties thereto.

                  "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of securities entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

                  2.  THE OPTIONS.

                  (a) Terms of the Options. The Company hereby grants to Executive, as of the date hereof, an option (the "Option") to purchase up to
95.84 units of the Company's Class C Common at the exercise price of $64.134 per Option Unit (the "Exercise Price"), subject to the terms and conditions set forth herein. All rights of the Executive as the holder of the Options issued hereunder shall be solely determined by the provisions of this Agreement. The Executive's Options will expire as provided in Section 3 hereof.

                  (b) Form of the Options. The Options granted hereunder are intended to be replacement options for purposes of Code Section 424; they replace those prior options held by the



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Executive that first became exercisable in 1999 and would have become exercisable in 2000 and, therefore, are designated as Incentive Stock Options.

                  (c) Payment of Exercise Price. Subject to Section 3 below, the Options may be exercised in whole or in part, at any time and from time to time, upon payment of an amount (the "Option Price") equal to the product of (i) the applicable Exercise Price for the applicable Options multiplied by (ii) the number of Option Units to be acquired. Payment shall be made (w) in cash, by bank or certified check, (x) by delivering to the Company for cancellation certificates for units of the Company's membership interests already owned by the Executive having a Fair Market Value equal to the full purchase price of the units being acquired, (y) by surrendering options held by the Executive for units of the Company's membership interests having a Fair Market Value equal to the full purchase price of the units being acquired, or (z) a combination of cash and such units or options.

                  (d) Procedure for Exercise. The Executive may exercise all or any portion of the Options at any time and from time to time prior to their expiration as set forth in Section 3, by filing written notice of exercise to the Company, accompanied by a statement of the Executive that he has read and has been afforded an opportunity to ask questions of management of the Company regarding all financial and other information provided to him regarding the Company, together with payment of the Option Price in accordance with the provisions of Section 2(c) above. As a condition to any exercise of any Option, the Executive will (i) permit the Company to deliver to him all financial and other information regarding the Company (if any) it believes necessary to enable the Executive to make an informed investment decision, (ii) make all customary investment representations which the Company requires, including those set forth on Exhibit A attached hereto, and (iii) execute a joinder to the Securityholders Agreement, the Registration Rights Agreement and the Operating Agreement.

                  (e) Non-Transferability of Options. The Executive's Options are personal to the Executive and are not transferable by the Executive other than by will or the laws of descent and distribution. During the Executive's lifetime, only the Executive may exercise the Options. In the event of the Executive's death, the Options may be exercised only (i) by the executor or administrator of the Executive's estate or the Person or Persons to whom the Executive's rights under the Options shall pass by will or the laws of descent and distribution (provided that each beneficiary shall execute and deliver an undertaking in writing to be bound by the terms of this Agreement in form and substance acceptable to the Committee) and (ii) to the extent that the Executive was entitled to exercise such Options hereunder at the date of the Executive's death.

                  (f) Adjustments. If and to the extent specified by the Board, the number of units of Class C Common which may be issued pursuant to the exercise of Options, and the Exercise Price of the Option Units, shall be equitably adjusted for any unit dividend, unit split, recapitalization, merger, consolidation or other recapitalization with respect to the Class C Common Units; provided, that any Options to purchase fractional units of Class C Common resulting from any such adjustment shall be rounded to the nearest whole unit. Adjustments under this Section 2(f) shall be made by the Board in its reasonable discretion, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.


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                  3.  EXPIRATION; REPURCHASE OF UNITS.

                  (a) The Options not exercised shall expire on the Expiration Date. Furthermore, if any part of any Option is not exercised prior to the date the Executive's employment with Crescent is terminated (the "Termination Date"), such unexercised portion of the Options shall expire and be forfeited on such date; provided, however, that if the Executive (i) dies or becomes subject to any Disability (as defined in the Employment Agreement), the part of the Option that is unexercised shall expire 180 days from the date of death or Disability, but in no event after the Expiration Date, (ii) retires (with the approval of the Board), the part of the Option that is unexercised shall expire 90 days from the date of retirement, but in no event after the Expiration Date and (iii) is discharged other than for Cause, the part of the Option that is unexercised shall expire 30 days from the date of discharge, but in no event after the Expiration Date. In the event of the death of the Executive, Options that are unexercised on the date of his death may be exercised by only the executor or administrator of the Executive's estate or the person or persons to whom the Executive's rights under the Options pass by will or by the laws of descent and distribution. In the event that the Executive (or the Executive's executor, administrator or permitted successor as described in the immediately preceding sentence) exercises any Option following the Executive's Termination Date, the repurchase right of the Company and Sleep Investor L.L.C. set forth in Section 6 of the Employment Agreement shall be extended for a period of sixty (60) days.

                  (b) In the event the Executive's employment with the Company is terminated for any reason (including death or Disability), the Option Units actually issued (whether held by the Executive or one or more Permitted Transferees and including any Option Units acquired subsequent to such termination of employment) will be subject to repurchase by the Company pursuant to the terms and conditions of Section 6 of the Employment Agreement.

                  4.  RESTRICTIONS ON OPTION UNITS; SECURITIES LAWS MATTERS.

                  (a) Restrictions on Transfer of Option Units. The Executive may not sell, pledge, or otherwise transfer any interest in any Option Units without the prior written consent of the Company. If Executive or anyone claiming under or through Executive attempts to violate this Section 4(A), such attempted violation shall be null, void, and without effect.

                  (b) Securities Laws Matters. Executive hereby acknowledges that the Option Units that Executive may acquire by exercising the Option shall be acquired for investment without a view to distribution, within the meaning of the Securities Act, and shall not be sold, transferred, assigned, pledged, or hypothecated in the absence of an effective registration statement for the Option Units under the Securities Act and applicable state securities laws or an applicable exemption from the registration requirements of the Act and any applicable state securities laws. Executive also agrees that the Option Units that Executive may acquire by exercising the Option will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws.

                  (c) Restricted Securities. All units of Class C Common issued pursuant to the terms of this Agreement shall constitute "restricted securities," as that term is defined in Rule 144 promulgated by the Securities and Exchange Commission pursuant to the Securities Act, and may



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not be transferred except in compliance with the registration requirements of the Securities Act or an exemption therefrom. In connection with any such transfer, the Company may require the transferor to provide a written opinion of counsel to the effect that such transfer complies with the Securities Act and other applicable securities laws.

                  (d) Listing, Registration, and Legal Compliance. If at any time the Board, determines that the listing, registration, or qualification of the Option Units upon any securities exchange or under any state or federal securities or other law or regulation, or the consent, or approval of any governmental regulatory body, is reasonably required as a condition to or in connection with the purchase or issuance of Option Units upon the exercise of Options, no Options may be granted or exercised, in whole or in part, unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Board. Executive agrees to supply the Company with such certificates, representations, and information as the Company shall request and shall otherwise cooperate with the Company in obtaining such listing, registration, qualification, consent, or approval. The Company hereby agrees to make all such filings and registrations as are reasonably required to effectuate the terms of this Agreement. In the case of officers and other persons subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, the Board may impose, at any time, any limitations upon the exercise of Options that, in the Board's discretion, are necessary or desirable in order to comply with such Section 16(b) and the rules and regulations thereunder.

                  5. AMENDMENT AND WAIVER. The Board may amend or modify any Option; provided, that no amendment or modification shall impair or adversely affect the rights of Executive without the consent of Executive. To the extent any amendment of the Operating Agreement requires the consent of holders of units of Class C Common , such amendment shall require the consent of holders of a majority of the units of Class C Common on an as-exercised basis (i.e., assuming full exercise of all options to purchase units of Class C Common).

                  6.  WITHHOLDING TAX REQUIREMENTS.

                  (a) Amount of Withholding. It shall be a condition to the exercise of any Option that Executive make appropriate payment or other provision acceptable to the Company with respect to any withholding tax requirement arising from such exercise. The amount of withholding tax required, if any, with respect to any Option exercise (the "Withholding Amount") shall be determined by the treasurer or other appropriate officer of the Company, and Executive shall furnish such information as such officer requests in order to make such determination.

                  (b) Withholding Procedure. If the Company determines that withholding tax is required with respect to any Option exercise, the Company shall notify Executive of the Withholding Amount, and Executive shall pay to the Company an amount not less than the Withholding Amount. In lieu of making such payment, the Executive may pay the Withholding Amount by either (i) delivering to the Company a number of units of Class C Common having an aggregate Fair Market Value as of the Measurement Date not less than the Withholding Amount, or
(ii) directing the Company to withhold and not deliver or issue to the Executive a number of units of Class C Common, otherwise issuable upon the exercise of the Option, having an aggregate Fair Market Value as of the Measurement Date not less than the Withholding Amount. In addition, if the Committee

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approves, the Executive may elect pursuant to the prior sentence to deliver or direct the withholding of units of Class C Common having an aggregate Fair Market Value in excess of the minimum Withholding Amount but not in excess of the Executive's applicable highest marginal combined federal income and state income tax rate, as estimated in good faith by such Executive. Any fractional interests resulting from the delivery or withholding of units of Class C Common to meet withholding tax requirements shall be settled in cash. All amounts paid to or withheld by the Company and the value of all units of Class C Common delivered to or withheld by the Company pursuant to this Section 6 shall be deposited in accordance with applicable law by the Company as withholding tax for Executive's account. If the treasurer or other appropriate officer of the Company determines that no withholding tax is required with respect to the exercise of any Option, but it is determined subsequently that the exercise resulted in taxable income as to which withholding is required (as a result of a disposition of the Option Units or otherwise), Executive shall promptly, upon being notified of the withholding requirement, pay to the Company (by means acceptable to the Company) the amount required to be withheld, and the Company may, at its election, condition any transfer of Option Units issued upon exercise of the Option upon receipt of such payment.

                  (c) Notification of Inquiries and Agreements. Executive and each Permitted Transferee shall notify the Company in writing within 10 days after the date Executive or any such Permitted Transferee (i) first obtains knowledge of any Internal Revenue Service inquiry, audit, assertion, determination, investigation, or question relating in any manner to the value of Options granted hereunder; (ii) includes or agrees (including, without limitation, in any settlement, closing, or other similar agreement) to include in gross income with respect to any Option granted under this Agreement (A) any amount in excess of the amount reported on Form 1099 or Form W-2 to the Executive by the Company, or (B) if the Executive received no such Form, any amount; or (iii) sells, disposes, or otherwise transfers Option Units acquired pursuant to this Agreement. Upon request, Executive or any such Permitted Transferee shall provide to the Company any information or document relating to any event described in the preceding sentence which the Company (in its sole discretion) requires in order to calculate and substantiate any change in the Company's tax liability as a result of such event.

                  7. REPRESENTATIONS AND WARRANTIES OF THE EXECUTIVE. As an inducement to the Company to enter into this Agreement and grant the Options, the Executive hereby represents and warrants to the Company as follows:

                  (a) Capacity and Power. The Executive has full capacity, power and authority to execute and deliver this Agreement, to perform his or her obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Executive and constitutes a valid and binding agreement, enforceable against him or her in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

                  (b) No Conflict. The execution, delivery and performance by the Executive of this Agreement and the transactions contemplated hereby and the fulfillment by him or her of and compliance by him or her with the terms and conditions of this Agreement do not and will not, violate or conflict with any terms or provisions of (i) any contract, deed, lease or other agreement

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to which he or she is a party or to which any of his or her assets are subject or (ii) any judgment, decree, order, statute, rule or regulation applicable to, him or her or any of his or her assets, except for such violations which could not reasonably be expected to materially impair or delay his or her ability to consummate the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any government agency or public or regulatory unit, agency, body or authority with respect to him or her is required in connection with his or her execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby other than any of the foregoing, the failure of which to receive or make, as the case may be, could not reasonably be expected to materially impair or delay his or her ability to consummate the transactions contemplated hereby.

                  8. REPRESENTATIONS AND WARRANTS OF THE COMPANY. As an inducement to enter into this Agreement, the Company hereby represents and warrants to each Executive as follows:

                  (a) The Company is a limited liability company validly existing and in good standing under the laws of the State of New Jersey and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except for such jurisdictions in which the failure to so qualify, would not have a material adverse effect on the Company.

                  (b) The execution, delivery and performance of this Agreement have been duly authorized by the Company. This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and by general principles of equity.

                  9.  MISCELLANEOUS.

                  (a) Rights of Executive. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate Executive's employment at any time (with or without Cause), or to confer upon Executive any right to continue in the employ of the Company or any Subsidiary for any period of time, or to continue to receive Executive's current (or other) rate of compensation. Except as otherwise provided herein (including, without limitation, as provided in Section 5), unless and until a certificate or certificates representing the Option Units shall have been issued to Executive, Executive shall not be a securityholder or have any of the rights or privileges of a securityholder of the Company with respect to units of Class C Common acquired upon exercise of the Option.

                  (b) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.


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                  (c) Entire Agreement. Except as otherwise expressly set forth herein and except for the Executive's rights under the Merger Agreement, the Option and SAR Cancellation Agreement and the Employment Agreement, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

                  (d) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

                  (e) Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

                  (f) Remedies. The parties hereto shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and the Executive may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

                  (g) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient. Such notices, demands and other communications will be sent to the address indicated below:

                  If to the Executive:

                           (Executive)
                           c/o Crescent Sleep Products Company
                           P.O. Box 5386
                           4510 Webridge Lane, Suite 200
                           Greensboro, NC 27407
                           Facsimile No.:  (336) 294-1679



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                  With a copy to (which shall not constitute notice to the
Executive):

                           Schell Bray Ayock Abel & Livingston P.L.L.C.
                           230 N. Elm Street
                           Suite 1500
                           Greensboro, NC 27401
                           Attention:  Doris R. Bray
                           Facsimile No.:  (336) 370-8830

                  If to the Company, to:

                           c/o Sleepmaster L.L.C.
                           2001 Lower Road
                           Linden, NJ 07036
                           Attention:  President
                           Facsimile No.:  (908) 381-4455

                  With a copy to (which shall not constitute notice to the Company):

                           Kirkland & Ellis
                           Citigroup Center
                           153 East 53rd Street
                           New York, New York 10022-4675
                           Attention:  Kimberly P. Taylor, Esq.
                           Facsimile No.:  (212) 446-4900

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party. The Company further agrees to provide Executive with copies of all notices and other communications that the Company is required to provide or otherwise provide to holders of its Class C Common in their capacity as such, whether or not Executive actually holds any units of Class C Common at the time any such notice is given.

                  (h) Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York, New York are authorized to be closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

                  (i) Waiver of Jury Trial. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

                  (j) GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE EXHIBITS HERETO WILL BE GOVERNED BY AND CONSTRUED IN

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ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING
EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK; PROVIDED THAT ANY QUESTIONS REQUIRING INTERPRETATION OF THE LAW GOVERNING LIMITED LIABILITY COMPANIES SHALL BE GOVERNED BY THE NEW JERSEY LIMITED LIABILITY COMPANY ACT.

                  (k) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

                                    * * * * *


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                  IN WITNESS WHEREOF, the Company and Executive have executed this Common Unit Option Replacement ISO Agreement as of the date first above written.

                                              SLEEPMASTER HOLDINGS, L.L.C.


                                              By:    /S/ James P. Koscica
                                                     --------------------
                                              Name:  James P. Koscica
                                              Title: Executive Vice President



                                              /S/ Thomas Sanfilippo
                                              ----------------------------------
                                              Thomas Sanfilippo

                                              Address:

                                    EXHIBIT A

         1. In connection with the acquisition of the Option Units, the Executive represents and warrants to the Company that:

                  (a) The Option Units to be acquired by the Executive pursuant to this Agreement will be acquired for the Executive's own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and the Option Units will not be disposed of in contravention of the Securities Act or any applicable state securities laws.

                  (b) No commission, fee or other remuneration is to be paid or given, directly or indirectly, to any Person for soliciting the Executive to purchase the Option Units.

                  (c) The Executive is an executive officer of the Company, is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Option Units and has determined that such investment in the Option Units is suitable for the Executive, based upon the Executive's financial situation and needs, as well as the Executive's other securities holdings.

                  (d) The Executive qualifies an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act.

                  (e) The Executive is able to bear the economic risk of the Executive's investment in the Option Units for an indefinite period of time and the Executive understands that the Option Units have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

                  (f) The Executive has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of Option Units and has had full access to such other information concerning Holdings as the Executive has requested. The Executive has reviewed, or has had an opportunity to review, the following documents: (A) the organization documents of Holdings; (B) the loan agreements, notes and related documents with the lenders of the Company Group; and (C) all of the materials provided by Holdings to any Person providing financing to Holdings, including, but not limited to, Holdings' pro forma balance sheet, as well as financial projections, estimates, forecasts, budgets, summaries, reports and other related documents.

                  (g) This Agreement constitutes the legal, valid and binding obligation of the Executive, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject.

         2. As an inducement to Holdings to issue the Option Units to the Executive, and as a condition thereto, the Executive acknowledges and agrees that neither the issuance of the Option Units to the Executive nor any provision contained herein shall entitle the Executive to remain in the

                                 Ex. A - Page 1
employment of the Company Group and its Subsidiaries or affect the right of the Company Group and its Subsidiaries to terminate the Executive's employment at any time for any reason.


                                 Ex. A - Page 2